Exhibit 3.1

CERTIFICATE OF AMENDMENT TO
RESTATED CERTIFICATE OF INCORPORATION OF
ZAZA ENERGY CORPORATION

ZaZa Energy Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: The name of the Corporation is ZaZa Energy Corporation.

SECOND: This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Restated Certificate of Incorporation filed with the Secretary of State on February 21, 2012 (the “Certificate of Incorporation”) and any amendments thereto.

THIRD: The Article numbered FOURTH of the Certificate of Incorporation is hereby deleted and replaced in its entirety with the following:

FOURTH:

Section 1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 275 million consisting of (1) 25 million shares of preferred stock, par value $0.01 per share (“Preferred Stock”), and (2) 250 million shares of common stock, par value $0.01 per share (“Common Stock”).

Section 2. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

Section 3. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which stockholders generally are entitled to vote. Subject to the provisions of law and the rights of the holders of any class or series of stock having a preference as to dividends over the Common Stock then outstanding, dividends may be paid on the Common Stock at such times and in such amounts as the Board of Directors shall determine. Upon the dissolution, liquidation or winding up of the Corporation, after any preferential amounts to be distributed to the holders of any class or series of stock having a preference over the Common Stock then outstanding have been distributed or set apart for payment, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them, respectively.

Section 4. Without regard to any other provision of this Certificate of Incorporation, each ten shares of common stock issued and outstanding, immediately prior to the time this amendment becomes effective shall be and hereby are automatically reclassified and changed (without any further act) into one (1) fully-paid and nonassessable share of common stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that in the event a stockholder would otherwise be entitled to a fraction of a share pursuant to the provisions of this Section 4, such stockholder shall receive one whole share of common stock in lieu of such fractional share and no fractional shares shall be issued.

FOURTH: This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

FIFTH: This Certificate of Amendment shall be effective as of 5:00 p.m. Eastern Daylight Time on the date written below.

[Remainder Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 19th day of August, 2014.

ZAZA ENERGY CORPORATION

By:	/s/ Scott Gaille
Scott Gaille
Chief Compliance Officer and General Counsel